Exhibit 99.2

Beyond Li-ion™

SES AI Reports Second Quarter 2025 Financial Results

Reports second quarter revenue of $3.5 million

Affirms 2025 revenue guidance of $15 million to $25 million

Released MU-0.5, the latest version of Molecular Universe software and services platform for all batteries and chemistries

Expands Reach into Energy Storage Systems with Agreement to acquire UZ Energy

Woburn, MA (August 4, 2025) - SES AI Corporation (“SES AI”, the “Company,” “we” or “us”) (NYSE: SES), a global leader in the development and manufacturing of AI-enhanced high-performance Li-Metal and Li-ion batteries, today announced its business results for the second quarter ended June 30, 2025 and affirmed its previously issued financial guidance for the year ending December 31, 2025.

Second Quarter 2025 Highlights:

●	Revenue of $3.5 million for a total of $9.3 million in the first half of 2025
●	Gross Margin of 74%, primarily from strong service performance
●	Cash used in operations of $10.8 million, a 51% decrease from 2Q24 and a 53% decrease from 1Q25
●	Quarter end liquidity position of $229 million with no debt
●	More than 30 companies are Molecular Universe enterprise-level trial users
●	Affirms 2025 revenue guidance of $15 million to $25 million

The Company posted a Letter to Our Shareholders on its Investor Relations website from Founder and CEO Dr. Qichao Hu and Chief Financial Officer Jing Nealis, which provides a business update, details on its second quarter 2025 results, and its guidance for 2025.

Qichao Hu, Founder and CEO of SES AI, noted, “Last week in our preliminary earnings release, we stated that our path to profitability remains strong, and we are on track to reach our year-end revenue target of between $15 million to $25 million. MU-0.5, our most recent version of Molecular Universe, continues to gain traction with battery OEMs, as we now have more than 30 enterprise-level trial users, including several battery OEMs from Japan who join our existing Chinese and Korean trial customers.

“In addition, we also announced an agreement to acquire UZ Energy, an established player in the ESS space in Europe, Australia and Asia. We are excited to leverage UZ’s strong marketing team and hardware platform to expand our market share in not only the global $300 billion ESS market but specifically in the United States. For the remainder of 2025, we will continue to be disciplined in deployment of our excess liquidity in potential M&A and share repurchases, developing the next release of

Molecular Universe to meet customer needs and building on UZ Energy’s strengths in ESS,” Hu added.

The Company will hold a conference call on Monday, August 4, 2025, at 5:00 p.m. ET.

A webcast of the live conference call will be available through SES’s Investor Relations website, https://investors.ses.ai.

The conference call can also be accessed live over the phone by dialing the following numbers:

United States (Toll Free): +1 833-470-1428
International: +1 404-975-4839
https://events.q4inc.com/attendee/479976618

Access Code: 681928

A webcast replay will be available shortly after the call at:
https://investors.ses.ai/events-and-presentations/events/default.aspx

About SES AI:

SES AI Corp. (NYSE: SES) is powering the future of global electric transportation on land and in the air with the world’s most advanced Li-Metal batteries. SES AI is the first battery company in the world to accelerate its pace of innovation by utilizing superintelligent AI across the spectrum of its business, from research and development; materials sourcing; cell design; engineering and manufacturing; to battery health and safety monitoring. Founded in 2012, SES AI is an Li-Metal battery developer and manufacturer headquartered in Boston and with operations in Singapore, Shanghai, and Seoul. Learn more at SES.AI.

SES AI may use its website as a distribution channel of material company information. Financial and other important information regarding SES AI is routinely posted on and accessible through the Company’s website at www.ses.ai. Accordingly, investors should monitor this channel, in addition to following SES AI’s press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,”

“goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” “project” and “pursue” or the negative of these terms or similar expressions. These statements are based on the beliefs and assumptions of the management of the Company. You should not place undue reliance on these forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot provide assurance that it will achieve or realize these plans, intentions or expectations. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, among other things, that conditions to the closing of the acquisition of Shenzhen UZ Energy Co. Ltd. and its related entities (“UZ Energy”) may not be satisfied, the potential impact on the business of the Company due to the announcement of the acquisition of UZ Energy, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement therefor, changes in the financial condition, business or prospects of UZ Energy or the Company’s discovery of additional information relating thereto, general economic conditions, and other factors described in our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

For the media:

pr@ses.ai

For investors:

ir@ses.ai